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                                                                      Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Shareholders
Bed Bath & Beyond Inc.:

We consent to incorporation by reference in the registration statements (No. 33-63902 and 33-87602) on Forms S-8 of Bed Bath & Beyond Inc. of our report dated March 22,1996, relating to the consolidated balance sheets of Bed Bath & Beyond Inc. and subsidiaries as of February 25, 1996 and February 26, 1995, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the fiscal years in the three-year period ended February 25, 1996, which report appears in the February 25, 1996 annual report on Form 10-K of Bed Bath & Beyond Inc.

                                                       /S/ KPMG PEAT MARWICK LLP

New York, New York
May 22, 1996